Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated April 14, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PV60

Principal Amount (in Specified Currency): $100,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: April 14, 2008

Original Issue Date: April 28 2008

Stated Maturity Date: April 28, 2010

Interest Rate: 2.85% per annum

Interest Payment Dates: Semi-annually on the 28th of each April and October, commencing October 28, 2008

Net Proceeds to Issuer: 100.0%

Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes. The Agent and its affiliates expect to realize a profit in connection with these swap transactions. See "Use of Proceeds and Hedging."

Agent: Lehman Brothers Inc.

Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Business Day Convention:  Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, but not in part, at par on the Redemption Date and subject to the Notice of Redemption stated below.

Redemption Date: October 28, 2008

Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount:	 No

Yield to Maturity:

Initial Accrual Period:

Specified Currency: U.S. dollars

Minimum Denominations: $100,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Settlement
       TMCC expects that delivery of the Notes will be made against payment therefor on the Original Issue
Date.  Under Rule 15c6-1 of the Securities Exchange
Act of 1934, as amended, trades in the secondary market generally are required to settle in three
Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three Business
Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult with their own investment advisor.

Plan of Distribution
       Under the terms of and subject to the conditions of an Appointment Agreement dated April 25, 2007 and an Appointment Agreement Confirmation dated April 14,
2008 (collectively, the "Agreement") between TMCC and
Lehman Brothers Inc., Lehman Brothers Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell the notes identified herein. Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Citigroup Global Markets Inc., Deutsche
Bank Securities Inc., HSBC Securities (USA) Inc., J.P.
Morgan Securities Inc., Morgan Stanley & Co.
Incorporated and Toyota Financial Services Securities
USA Corporation, as amended from time to time, incorporated by reference in the Appointment
Agreement, Lehman Brothers Inc. is committed to take and pay for all of the Notes offered hereby, if any are taken.

Use of Proceeds and Hedging
       The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the prospectus supplement.

       To provide a hedge to TMCC, an affiliate of Lehman Brothers Inc. will enter into a swap agreement with TMCC. Under the swap agreement, TMCC will make floating rate payments linked to the London interbank offered rate in respect of a notional principal amount equal to the aggregate principal amount of the Notes during the term of the Notes in exchange for receiving payments equal to interest due in respect of the Notes from the affiliate of Lehman Brothers Inc.